Exhibit (99.4)

EASTMAN KODAK COMPANY


Media Contacts:
Gerard Meuchner  585-724-4513      gerard.meuchner@kodak.com
Chris Veronda    585-722-9627
christopher.veronda@kodak.com

Investor Relations Contacts:
Don Flick          585-724-4352    donald.flick@kodak.com
Carol Wilke        585-724-6791    carol.wilke@kodak.com
Patty Yahn-Urlaub  585-724-4683    patty.yahn-urlaub@kodak.com


Kodak Announces Changes in European Manufacturing
As Part of Broader Plan to Accelerate Digital Imaging
Strategy

Plants in U.K. and France to be affected


ROCHESTER, N.Y., Oct. 5 - Eastman Kodak Company today announced changes at manufacturing sites in England and France, reflecting the increasing popularity of digital photography among consumers and customers.

  The actions are part of Kodak's three-year program, announced in January, to reduce worldwide employment by 12,000-15,000 and to reduce total facilities square footage by one-third. These actions are part of Kodak's broader strategy to accelerate growth in its digital businesses and to manage smartly the declining demand for some of the company's traditional products and services.

  "Such actions are essential for Kodak to reinforce its leading position in digital imaging products and services, while sustaining and extending its worldwide leadership in traditional photographic products," said Etienne Bourgeois, Chairman, Eastman Kodak S.A., and Regional Operations
Manager, Europe, Africa and Middle Eastern Region.

  The following changes to operations will be made at sites in Harrow and Annesley, England, and Chalon, France:

  - The site in Harrow will remain a major center for the production of color photographic paper, and it will become the headquarters for operations in the U.K. About 300 support staff and business unit positions will be transferred to the site from other U.K. locations. At the same time, a facility there that sensitizes film (applying light-sensitive emulsions) for the graphics industry will close by the end of March 2005, affecting about 250 employees. After the changes, the site will continue to employ about 1,400 employees in manufacturing, support, research and business unit functions.

  - The Annesley plant primarily produces consumer photographic film, which is declining, especially in developed markets like Western Europe. As a result, the Annesley plant will close by the end of September 2005, with the resulting loss of about 350 jobs.

  - The site in Chalon will focus on the continued production of two key product lines - health imaging and motion picture print (theater projection) films. However, due to declining demand for consumer films and color photographic paper, production of those products at Chalon will cease by the end of September 2005, with a corresponding reduction in positions. The net impact of the changes will mean a loss of about 270 positions, with the site continuing to employ about 1,800 employees in manufacturing, support, research and business unit functions.

  "These are very difficult actions because they impact
Kodak people who have for decades demonstrated great skill and an unwavering commitment to serve our customers with quality products, but they are required in light of declining overall demand for traditional photographic products," said Daniel T. Meek, Director, Global
Manufacturing & Logistics, and Senior Vice President,
Eastman Kodak Company. "All employees affected will be treated with respect, with Kodak ensuring they receive proper severance, access to counseling support, as well as outplacement services."

  Meek noted that the move to consolidate some of its manufacturing in Europe is consistent with actions that have occurred at Kodak plants elsewhere in the world, including those in the U.S., Canada, China, Mexico and Australia.

  "After these changes, Kodak will still have a strong manufacturing presence in Europe," Meek said. "Customers can continue to count on Kodak for the high-quality products they have always trusted us to supply."